EXHIBIT 4.1

AMENDMENT NO. 1 TO

SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 1 to Shareholder Rights Agreement (this “Amendment”) is entered into as of February 12, 2015, between Harvard Apparatus Regenerative Technology, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (as successor rights agent to Registrar and Transfer Company, a New Jersey corporation) (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to that certain Shareholder Rights Agreement, dated as of October 31, 2013 (the “Agreement”); and

WHEREAS, the Company desires to create a class of convertible preferred stock and have the ability to issue and sell shares of such convertible preferred stock without a Trigger Event occurring under the Agreement; and

WHEREAS, pursuant to Section 27 of the Agreement, the Company and the Agent may from time to time supplement or amend the Agreement subject to the terms of the Agreement; and

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of these premises and mutual agreements set forth herein, the parties agree as follows:

1.            Amendment of Section 1. Section 1 of the Agreement, “Certain Definitions” is supplemented to add the following definitions in the appropriate locations:

“Certificate of Designation” shall mean the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Company.

“First Amendment” shall mean that certain Amendment No. 1 to Shareholder Rights Agreement entered into as of February 12, 2015 by and between the Company and the Rights Agent.

“Preferred Underwriters or Investors” shall mean any Person who at any time Beneficially Owns shares of Series B Convertible Preferred Stock.

“Series B Convertible Preferred Stock” shall mean the shares of Series B Convertible Preferred Stock convertible into Common Stock and governed by the Certificate of Designation.

“Underwriting Agreement” shall mean the Underwriting Agreement entered into on or about the date of this Amendment by and among the Company and the underwriters named therein relating to the offer and sale of Series B Convertible Preferred Stock.

2.            Amendment of the definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1(a) of the Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, (I) the Preferred Underwriters or Investors shall not be deemed to be an “Acquiring Person” solely as a result of (i) the execution of the Underwriting Agreement, (ii) the filing of the Certificate of Designation, (iii) the consummation of any transaction contemplated or permitted by the Underwriting Agreement or the Certificate of Designation, or (iv) the holding of Series B Convertible Preferred Stock, and (II) the Holder Beneficial Ownership Limitation and the Affiliates Beneficial Ownership Limitation, so long as continuing to be applicable as described in the Certificate of Designation shall be interpreted to prevent any Preferred Underwriters or Investors from being deemed an Acquiring Person under this Agreement solely relating to ownership of Series B Convertible Preferred Stock. Any Preferred Underwriters or Investors may still become an Acquiring Person to the extent such Person at any time Beneficially Owns (as construed only in accordance with Section 1(d)(i)) Common Stock in such a manner that otherwise causes them to be an Acquiring Person under this Agreement unrelated to their holding of Series B Convertible Preferred Stock.”

3.            Amendment of the definition of “Triggering Event”. The definition of “Triggering Event” in Section 1(a) of the Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred solely as a result of (i) the execution of the Underwriting Agreement, (ii) the filing of the Certificate of Designation, or (iii) the consummation of any transaction contemplated or permitted by the Underwriting Agreement or the Certificate of Designation, or (iv) the issuance and a Person’s holding of Series B Convertible Preferred Stock.”

4.            Amendment to Section 3(a). Section 3(a) of the Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the execution of the Underwriting Agreement, (ii) the filing of the Certificate of Designation, (iii) the consummation of any transaction contemplated or permitted by the Underwriting Agreement or the Certificate of Designation, or (iv) the issuance and a Person’s holding of Series B Convertible Preferred Stock.”

5.            Amendment to Section 30. Section 30 of the Agreement is amended by adding the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution of the Underwriting Agreement, (ii) the filing of the Certificate of Designation, (iii) the consummation of any transaction contemplated or permitted by the Underwriting Agreement or the Certificate of Designation, or (iv) the issuance and a Person’s holding of Series B Convertible Preferred Stock.”

6.            The Agreement, as supplemented and modified by this Amendment, which such Amendment shall be deemed effective as of the date first written above, as if executed on such date, together with the other writings referred to in the Agreement or delivered pursuant thereto which form a part thereof, contains the entire agreement among the parties with respect to the subject matter thereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

7.            Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

8.            This Amendment shall be governed by the laws of the State of Delaware applicable to contracts to be made and to be performed entirely within the State, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Delaware.

9.            This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have duly executed this Amendment, all as of the day and year first above written.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

By:	/s/ David Green
Name:	David Green
Title:	Chief Executive Officer and President

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Dennis V. Maccia
Name:	Dennis V. Maccia
Title:	Manager, Contract Administration

Signature Page to Amendment No. 1 to Shareholders Rights Agreement